July 27, 2012

To the Shareholders, Clients, and Co-workers
of United Bancorp, Inc.:

We are pleased to report another profitable quarter, and with our progress in returning to sustained profitability as a result of our strong core earnings and a continued reduction in loan losses.

Net income of $785,000 for the second quarter of 2012 brings our 2012 year to date net income to $1.6 million. United's double-digit increases in noninterest income continue to be a significant driver of the Company's improved earnings, and our loan quality measures continue to improve. The enclosed press release details our financial results for the most recent quarter and six month period, and we encourage you to review it for more in-depth financial information.

We thank you for your support, encouragement and dedication to United, and we encourage you to contact us with your questions or comments.

Sincerely,

/s/ James C. Lawson
James C. Lawson
Chairman of the Board

/s/ Robert K. Chapman
Robert K. Chapman
President and Chief Executive Officer

United Bancorp, Inc. • Post Office Box 1127 • 2723 South State Street • Ann Arbor,  Michigan  48104 • Phone 734.214.3700